Exhibit 99.1

Pure Cycle Reports Results for the

Three and Nine Months Ended May 31, 2022

Pure Cycle posted $0.8 million and $4.0 million of net income for the three and nine months ended May 31, 2022, marking our thirteenth consecutive quarter with positive net income. As our land development segment continues developing our Master Planned Community Sky Ranch – which is thriving in Denver’s robust housing market – our water resource development segment continues to expand our customer reach and provide water to oil and gas operators. Mark Harding, CEO of Pure Cycle, commented that “we couldn’t be happier with the progress made at Sky Ranch, we are 100% complete with our first development phase and nearly 2/3 complete with Phase 2A of the second development.”

Highlights

➢Revenues of $3.2 million and $12.1 million for the three and nine months ended May 31, 2022

➢Pre-tax income of $1.1 million and $5.3 million for the three and nine months ended May 31, 2022

➢EBITDA of $1.6 million and $6.7 million for the three and nine months ended May 31, 2022

➢Homebuilders in phase 2A have begun construction on model homes, at least one nearing completion

➢	All 505 lots in the initial phase of Sky Ranch have purchased water taps and we are now receiving applications for taps in the second phase with 40 taps sold in Phase 2A during the three months ended May 31, 2022. Total tap fees to date at Sky Ranch are equal to $16.4 million

Denver, Colorado, July 11, 2022 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) is reporting net income of $0.8 million and $4.0 million for the three and nine months ended May 31, 2022. This was generated from revenues of $3.2 million and $12.1 million. Pure Cycle continues construction on Phase 2A at its Sky Ranch Master Planned Community, which is nearly 67% complete.

“The summer months are historically the best months for home sales, and it appears that will hold true this summer as well. Despite some slowing in the markets, we continue to see demand for our affordably priced Sky Ranch homes hold steady,” commented Mr. Harding. “We continue to watch interest rates and have delivered the first 229 lots in Phase 2A as projected, and our builders have invested in the over-lot grading for the next 211 lots in Phase 2B with wet utilities set to begin construction this fall for lot deliveries early next summer,” concluded Mr. Harding.

Financial Summary

Revenue

For the three and nine months ended May 31, 2022, we sold 45 and 81 water and wastewater taps for $1.3 million and $2.5 million. We have sold all the taps in the first development phase of Sky Ranch and have sold 40 of the 229 total to be sold in Phase 2A. For the same period in 2021, we reported total revenues of $2.7 million and $12.3 million with $2.2 million and $7.4 million being generated in our water and wastewater resource development segment, and $0.5 million and $4.9 million generated by our land development segment. Our single-family rental business rented out the three completed homes starting November 1, 2021, began construction of the fourth unit (all located in the first development phase), and entered a contract for construction of the next ten rental units located in Phase 2A.

Profitability

We continue to be profitable quarter over quarter with net income of $0.8 million and $4.0 million for the three and nine months ended May 31, 2022. This equates to $0.03 and $0.17 of earnings per fully diluted share.

Working Capital

May 31, 2022 working capital (current assets less current liabilities) was $18.6 million with $5.4 million of cash.

“As our economy continues to adjust to inflationary pressures, slowing markets and rising interest rates, we believe our long-standing land, water and rental housing assets will continue to grow; thereby adding substantial shareholder value. We continue to focus on delivering finished lots on time and on budget and anticipate continuing to grow through the remainder of fiscal 2022,” commented Kevin McNeill, CFO of Pure Cycle. “Completing the sale of the school site during fiscal Q2-2022, the charter operator breaking ground during Q3-2022, and the successful launch and expansion of our single-family rentals, has us excited to continue to grow in the coming years,” concluded Mr. McNeill.

Operational Summary

Water and Wastewater Resource Development

Water usage increased for both the three and nine months ended May 31, 2022 compared to 2021, primarily due to new Sky Ranch customers. We delivered 10.3 million gallons and 31.9 million gallons of water to Sky Ranch customers for the three and nine months ended May 31, 2022, and we delivered 41.0 million gallons and 192.0 million gallons of water to oil and gas operators for use in drilling. As we continue to deliver lots in our land development segment, our monthly recurring water sales continue to strengthen as we add customers to our water and wastewater systems year over year. Water and wastewater tap sales declined in Q3-2022, as compared to Q3-2021, due to the timing of closings at Sky Ranch. Tap sales are driven by building permit applications and are not contractually established with the builders. During the three months ended May 31, 2022, we received initial building permit applications on the second development phase resulting in us selling 40 taps in Phase 2A.

Land Development

Lot sales revenue increased for both the three and nine months ended May 31, 2022, as compared to 2021, due to lot deliveries made in Phase 2A at Sky Ranch. The price per lot for delivered lots in the second development phase increased on average 40% over the first phase. Revenue for three of the four builder contracts in the second development phase are recognized over time with progress measured under the percent of completion method; therefore, revenue will fluctuate due to timing of construction activities throughout the second phase.

Single Family Rentals

In fiscal 2021, we began construction on three homes that were completed and put into service on November 1, 2021. All three homes were rented effective November 1, 2021, under non-cancellable one-year lease agreements. The revenues presented in the financial statements are for rental fees on all three homes since November 2021, which are recorded monthly throughout the terms of the leases. During Q1-2022, we contracted for the construction of the fourth rental home, which began construction in March 2022, and we expect it to be completed and ready for rental near the start of our fiscal 2023. During Q3-2022, we contracted with the builder of the first rental units to build the next ten rental homes located in Phase 2A of Sky Ranch. We expect to start construction of these ten homes during the summer of 2022 with delivery dates at various times throughout fiscal 2023.

The following table presents our unaudited results of operations for the three and nine months ended May 31, 2022, and 2021:

	Three Months Ended		Nine Months Ended
(In thousands, except share information)	May 31, 2022	May 31, 2021	May 31, 2022	May 31, 2021
Revenues:
Metered water usage from:
Municipal customers	$94	$63	$498	$171
Commercial customers	549	147	2,462	2,062
Wastewater treatment fees	66	51	185	144
Water and wastewater tap fees	1,273	1,856	2,447	4,522
Lot sales	1,070	445	5,644	3,316
Project management fees	81	23	529	1,571
Single-family rentals	25	—	59	—
Special facility projects and other	29	81	299	487
Total revenues	3,187	2,666	12,123	12,273

Expenses:
Water service operations	560	316	1,419	1,074
Wastewater service operations	109	102	337	258
Land development construction costs	222	99	1,048	2,087
Project management costs	66	—	112	—
Single-family rental costs	9	—	16	—
Depletion and depreciation	349	358	1,055	1,077
Other	79	65	298	453
Total cost of revenues	1,394	940	4,285	4,949

General and administrative expenses	1,074	1,325	3,950	3,753
Depreciation	95	73	277	233
Operating income	624	328	3,611	3,338

Other income:
Interest income - related party	308	284	1,196	2,660
Recognition of public improvement reimbursables - related party	—	—	—	17,262
Reimbursement of construction costs - related party	—	—	—	485
Oil and gas royalty income, net	123	97	330	248
Oil and gas lease income, net	47	48	143	148
Other, net	15	25	40	41
Interest expense, net	(34)	—	(52)	—
Income from operations before income taxes	1,083	782	5,268	24,182
Income tax expense	246	158	1,224	5,906
Net income	$837	$624	$4,044	$18,276

Earnings per common share - basic and diluted
Basic	$0.03	$0.03	$0.17	$0.77
Diluted	$0.03	$0.03	$0.17	$0.76
Weighted average common shares outstanding:
Basic	23,970,290	23,907,140	23,944,394	23,885,179
Diluted	24,124,586	24,184,395	24,183,500	24,104,408

The following table presents our consolidated financial position as of May 31, 2022, and August 31, 2021:

(In thousands, except shares)	May 31, 2022	August 31, 2021
ASSETS:	(unaudited)
Current assets:
Cash and cash equivalents	$5,422	$20,117
Trade accounts receivable, net	1,199	1,532
Prepaid expenses and other assets	690	458
Land under development	652	608
Notes receivable - related party, reimbursable public improvements	16,000	16,000
Total current assets	23,963	38,715
Restricted cash	2,328	2,327
Investments in water and water systems, net	53,114	53,786
Construction in progress	3,292	3,304
Single-family rental units	986	—
Land and mineral rights:
Held for development	8,341	5,924
Held for investment purposes	451	451
Other assets	2,467	2,591
Notes receivable – related parties, including accrued interest:
Reimbursable public improvements	19,320	8,794
Other	1,062	1,163
Operating leases - right of use assets, less current portion	62	122
Total assets	$115,386	$117,177

LIABILITIES:
Current liabilities:
Accounts payable	$2,360	$1,787
Accrued liabilities	925	1,224
Accrued liabilities – related parties	445	2,881
Income taxes payable	314	4,163
Deferred lot sale revenues	889	1,995
Deferred water sales revenues	392	410
Debt, current portion	12	—
Total current liabilities	5,337	12,460
Participating interests in export water supply	324	325
Debt, less current portion	988	—
Deferred tax liability, net	1,428	1,615
Lease obligations - operating leases, less current portion	—	37
Total liabilities	8,077	14,437
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Series B preferred shares par value $0.001 per share, 25 million authorized; 432,513 issued and outstanding (liquidation preference of $432,513)	—	—
Common shares par value 1/3 of $.01 per share, 40.0 million authorized; 23,980,645 and 23,916,633 outstanding, respectively	80	80
Additional paid-in capital	174,038	173,513
Accumulated deficit	(66,809)	(70,853)
Total shareholders’ equity	107,309	102,740
Total liabilities and shareholders’ equity	$115,386	$117,177

Q3 2022 EARNINGS CALL

Pure Cycle will host a conference call on Tuesday, July 12, 2022, at 8:30AM Eastern (6:30AM Mountain) to discuss the financial results and answer questions. Call details are presented below. We will post a detailed slide presentation, which provides an overview of Pure Cycle and presents summary financial results on our website which can be accessed at www.purecyclewater.com.

When: 8:30AM Eastern (6:30AM Mountain) on July 12, 2022

Call in number: 888-506-0062 (access code: 614832)

International call-in number: 973-528-0011 (access code: 614832)

Replay number: 877-481-4010 | 919-882-2331 (passcode: 45916)

Replay available until: July 26, 2022 at 8:30AM ET

Event link:    https://www.webcaster4.com/Webcast/Page/2247/45916

2022 INVESTOR DAY

Pure Cycle will once again be hosting its annual investor day on Wednesday, July 13, 2022. The in-person event will take place from 10:00 a.m. to 2:00 p.m. MST starting at our Pure Cycle office, located at 34501 E. Quincy Ave. Bldg 65. CEO/President Mark Harding and CFO/Vice President Kevin McNeill will present an in-depth review of Pure Cycle’s current operations, long-term growth strategies, and progress at Sky Ranch. The senior management team will also answer questions. This year, Pure Cycle will be offering the ability to participate in the Q&A session virtually, which will begin at approximately 12:30 p.m. For those attending in person, Mark and Kevin will host a tour of Sky Ranch which will focus on Phase 2 of the development, the single-family rental units, and a tour of the state-of-the-art water reclamation facility. Lunch will be provided. Advanced registration is required. To register, go to https://www.purecyclewater.com/contact. Please complete the inquiry form, select “Register for Investor Day 2022”, and type “Attending in Person” or “Attending Virtual” in the provided message space before submitting and we will get you the information you need to attend in person or participate in our virtual Q&A segment.

Company Information

Pure Cycle continues to diversify its operations, grow its balance sheet, and drive recurring revenues. We operate in three distinct lines of business, each of which complement one another. At our core we are an innovative and vertically integrated wholesale water and wastewater service provider. In 2017, we launched our land development business which develops master planned communities on land we own and to which we provide water and wastewater services. In 2021, we launched our newest line of business, the rental of single-family homes located at Sky Ranch, which provides long-term recurring revenues, furthers our land development operations, and adds more customers to our water resource business.

Additional information including our recent press releases and SEC filings are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Kevin B. McNeill, at 303-292-3456 or at info@purecyclewater.com. Be sure to follow Pure Cycle on Twitter @purecyclecorp.

SOURCE: Pure Cycle Corporation

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: timing of development at Sky Ranch; and tap sales and home sales by our home builder customers.  The words “anticipate,” “likely,” “may,” “should,” “could,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially.  Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2021; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission.  Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.